Exhibit 10.12

EMPLOYMENT AGREEMENT

This is an Employment Agreement (“Agreement”) entered into between EQUITABLE RESOURCES, INC. (“Equitable” or the “Company”) and JOHANNA G. O’LOUGHLIN (“Ms. O’Loughlin”).

WHEREAS, Ms. O’Loughlin has agreed to step down from the position of Senior Vice President and General Counsel as of March 14, 2008 (at which time her status as an officer of Equitable will cease) and from the position of Corporate Secretary as of March 31, 2008; and

WHEREAS, in order to facilitate a smooth transition to her successor, Ms. O’Loughlin has agreed to assume the position of Special Counsel to Equitable for the remainder of calendar year 2008; and

WHEREAS, Ms. O’Loughlin will retire from Equitable as of January 2, 2009.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.             The term of this Agreement is from March 15, 2008 through January 1, 2009.  During that period, Ms. O’Loughlin will hold the position of Special Counsel and, through March 31, 2008, Corporate Secretary for Equitable.  Effective January 2, 2009, Ms. O’Loughlin will retire from Equitable, at which time her employment with Equitable will terminate.

2.             Beginning April 21, 2008, Ms. O’Loughlin will also become Of Counsel to Reed Smith LLP and will work out of Reed Smith’s Pittsburgh office.  At Reed Smith, Ms. O’Loughlin will be provided by Reed Smith with an office, shared administrative support, malpractice insurance, and computer/email access.  While at Reed Smith during the period from April 21, 2008 through December 31, 2008, Ms. O’Loughlin is expected to provide approximately 800 hours of her time to Equitable, not to exceed 100 hours in any individual month (or 40 hours in any individual week), subject to scheduled vacation or other leave, including medical leave in connection with surgery scheduled March 17.  During that period, Ms. O’Loughlin agrees to cooperate in good faith with the transition to her successor (Lewis B. Gardner, Esq.), to report directly to Mr. Gardner during this period to fulfill her hourly service obligation, and to comply with Mr. Gardner’s reasonable requests and direction, making herself available on reasonable notice from him.  It is Equitable’s present intention to request the full number of hours described herein, but if the full number of hours is not requested during the period of the Agreement, the Agreement shall nevertheless remain in full force and effect.

3.             In light of her dual roles at Equitable and Reed Smith and because she will have an office, administrative support and computer/email access at Reed Smith, Ms. O’Loughlin will not have an office nor will she have unrestricted access to Equitable’s facilities or Equitable’s email or other computer systems as of the close of business on March 14, 2008.  Ms. O’Loughlin also confirms that as of March 14, 2008, she has returned to the Company all credit cards, keys, computers, computer software, disks, cellular phone equipment, PDAs, files, manuals, books, records, correspondence, notes, photos or photo reproductions, tape recordings and any other property of Equitable, whether in electronic format or “hard” copy.

4.             For the remainder of calendar year 2008, Equitable shall continue to pay Ms. O’Loughlin’s base salary at her current annual salary rate of $270,000, to be paid in bi-weekly payments.  During that same period, Equitable shall also continue Ms. O’Loughlin as a participant in Equitable’s health and welfare benefits programs based upon her current elections and at the current employee co-payments.

5.             It is understood and agreed that Ms. O’Loughlin is not eligible to receive a bonus payment under the 2008 Short-Term Incentive Plan (“2008 STIP”) and/or the 2008 Executive Short-Term Incentive Plan (“2008 ESTIP”).

6.             Assuming Ms. O’Loughlin remains employed by Equitable through December 31, 2008 under the terms of this Agreement, Ms. O’Loughlin shall remain a participant in, and she or her estate (in the event of her death or her becoming Disabled as defined in the 2005 EPIP prior to January 1, 2009) will receive 100% of the 2005 EPIP (“Executive Performance Incentive Program”) payment, contingent upon achievement of the performance criteria set forth therein and paid at the same time as paid to all other participants.  Her financial rewards under the EPIP remain subject to the terms and conditions of the EPIP, as it may be amended from time to time.  The Compensation Committee of the Board of Directors has reviewed and approved this Agreement, including Ms. O’Loughlin’s continuing participation in the EPIP.  Copies of the unanimous written consents executed by the members of the Compensation Committee are attached as Exhibit A.

7.             It is agreed that Ms. O’Loughlin may attend one or more professional conferences during the term of this Agreement and Equitable shall reimburse Ms. O’Loughlin for the cost of travel, lodging and meals in connection with conference(s), up to a total amount not to exceed Ten Thousand Dollars ($10,000).

8.             Equitable shall reimburse Ms. O’Loughlin for her parking expenses at her new work location during the period from April 21, 2008 through December 31, 2008.

9.             Equitable will copy Ms. O’Loughlin’s contact list from her Equitable computer and provide the copy to Ms. O’Loughlin on a computer disk.  Ms. O’Loughlin, by March 14, 2008, will designate for Equitable’s review other materials (of a purely personal nature) of which she would like to have a copy.

10.           Ms. O’Loughlin agrees not to act as an employment reference for any active employee of Equitable during the term of this Agreement.

11.           Ms. O’Loughlin agrees not to reapply or to seek to become reemployed by Equitable or any of Equitable’s subsidiaries or affiliates at any time in the future.

12.           It is understood and agreed that an internal announcement regarding the above described changes in Equitable’s Law Department will be made on a mutually agreeable date,

and the content of that announcement will be substantially similar to the language appearing on Exhibit B hereto.

13.           Ms. O’Loughlin’s employment cannot be terminated prior to January 2, 2009 for any reason other than Cause (as defined below).

(a)                                  Solely for purposes of this Agreement, “Cause” shall mean:
(i) commission of an act of moral turpitude or fraud; (ii) willful engagement in conduct which is demonstrably injurious to the Company and/or its reputation; or (iii) the willful refusal to fulfill her responsibilities described in paragraph 2 above or any other willful violation(s) of her contractual obligations to the Company, including her contractual obligations set forth elsewhere in this Agreement.

(b)                                 The definition of “other cause” under the 2005 EPIP shall be construed the same as the definition of “Cause” herein with respect to any termination of Ms. O’Loughlin’s employment prior to January 2, 2009.

14.           Ms. O’Loughlin agrees not to make any negative or disparaging comments to the media, to any employees or former employees of Equitable, or to any other members of the public regarding Equitable or regarding any of Equitable’s directors or officers.

15.           Ms. O’Loughlin acknowledges and agrees that her employment with Equitable necessarily involved her knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries and affiliates.  Accordingly, she agrees that during the term of this Agreement and after the effective date of her termination from employment, she will not, directly or indirectly, without the express written permission of the Company (unless directed by applicable legal authority having jurisdiction over her) disclose or use, or knowingly permit to be disclosed or used, for the benefit of herself, any person, corporation or other entity other than the Company and its subsidiaries (a) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries; (b) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries; or (c) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  Ms. O’Loughlin acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

16.           In consideration for certain additional payments and benefits described below and as requested by Ms. O’Loughlin, Ms. O’Loughlin agrees that the covenants as to non-competition and non-solicitation contained in Section 2 of the NonCompete Agreement between Equitable and Ms. O’Loughlin dated December 1, 1999 shall remain in effect during the remainder of Ms. O’Loughlin’s employment with Equitable and for a period of three (3) years after the termination of her employment.  It is understood and agreed that the covenant as to non-competition applies only to Ms. O’Loughlin’s activities other than as an attorney-at-law.  The additional payments and benefits are as follows:

(a)           Continued medical and prescription drug coverage based upon Ms. O’Loughlin’s current elections and active employee co-payments until Ms. O’Loughlin reaches the age of 65.  (It is understood and agreed that beginning in 2009, the Company’s annual health savings contribution will cease);

(b)           The supplemental medical savings account equal to $1,000 per year for a period of five years following Ms. O’Loughlin’s termination from employment;

(c)           Financial planning services from the team of Metz Lewis and Hawthorn (or equivalent tax preparer) to be paid directly by the Company for a period of five years following Ms. O’Loughlin’s termination from employment;

(d)           Reimbursement for home internet and Blackberry (or equivalent PDA device) service for a period of five years following termination from employment;

(e)           Continued access to the EQT Help Desk for a period of five years following termination from employment;

(f)            Reimbursement for Duquesne Club dues for a period of five years following termination from employment; and

(g)           Reimbursement for Pittsburgh Golf Club dues for a period of five years following termination from employment.

All other benefits not explicitly listed herein shall cease as of January 2, 2009.

The perquisites and expense reimbursements provided herein shall be payable on the date(s) provided in Equitable’s standard payroll and reimbursement procedures with respect to such perquisites and expense reimbursements.  Notwithstanding the foregoing sentence, to the extent reimbursed, all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of Ms. O’Loughlin’s taxable year following the taxable year in which the expense was incurred; provided, further that, if Ms. O’Loughlin is a “Specified Employee” of Equitable under Section 409A of the Internal Revenue Code at the time of her separation from service, no such payments or reimbursements may be made to her or on Ms. O’Loughlin’s behalf until the first day following the six month anniversary of her separation from service.  The amount of reimbursable expenses incurred in one taxable year of Ms. O’Loughlin shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.

To the extent any such benefits provided in section (a) of this paragraph cannot be provided on a non-taxable basis to Ms. O’Loughlin and the provision thereof would cause any part of the monthly benefits to be subject to additional taxes and interest under section 409A of the Code, then the provision of such benefits shall be deferred to the first day following the six-month anniversary of her separation from service.

17.           It is understood and agreed that because Ms. O’Loughlin will be transferring to a work location other than 225 North Shore Drive for the remainder of 2008, she will not be obliged to pay the membership fee specified in the Fitness Center Agreement for the entire year of 2008 but only for the pro rata portion of 2008 while she was working at 225 North Shore Drive.

18.           In consideration for Equitable’s commitments herein, Johanna G. O’Loughlin, on behalf of herself, her heirs, representatives, estates, successors and assigns, does hereby irrevocably and unconditionally release and forever discharge Equitable Resources, Inc., its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all manner of suits, actions, causes of action, damages and claims, known and unknown, that Ms. O’Loughlin has or may have against any of the Releasees for any acts, practices or events up to and including the date she signs this Agreement and the continuing effects thereof, except for the performance of the provisions of this Agreement, it being the intention of Ms. O’Loughlin to effect a general release of all such claims.  This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Ms. O’Loughlin’s employment with Equitable or her separation from employment with Equitable.  Ms. O’Loughlin also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing her in connection with this Agreement or in connection with any matter released in this Agreement.

19.           Equitable shall provide Ms. O’Loughlin with outplacement services from the firm of Challenger, Gray & Christmas for the twelve month period following the termination of her employment with Equitable if she executes and delivers to Equitable on January 2, 2009 a Supplemental Release in the form attached hereto as Exhibit C.  Equitable shall pay or reimburse Ms. O’Loughlin for reasonable costs incurred for such outplacement services, provided such expenses must be incurred before the end of her second taxable year following the taxable year in which her separation from service occurs and must be reimbursed before the end of her third taxable year following the taxable year in which her separation from service occurs.

20.           The parties understand that this Agreement does not prohibit Ms. O’Loughlin from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act or the Equal Pay Act.  Ms. O’Loughlin, however, waives her right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on her behalf arising out of or relating to her employment with and/or separation from employment with Equitable.  This means that by signing this Agreement, Ms. O’Loughlin will have waived any right she had to obtain a recovery if an administrative agency pursues a claim against Equitable or any of the Releasees based on any actions taken by any of the releasees up to the dates of the signing of this Agreement and the Supplemental Release, and that Ms. O’Loughlin will have released the Releasees of any and all claims of any nature arising up to the dates of the signing of this Agreement and the Supplemental Release.

21.           Ms. O’Loughlin expressly warrants that she was advised to consult with an attorney prior to executing this Agreement.  She acknowledges that she has been afforded the opportunity to consider this Agreement for a period of at least twenty one calendar days, which is a reasonable period of time, that she has carefully read this Agreement, that she understands completely its contents and that she has executed the same of her own free will, act and deed.  If Ms. O’Loughlin signs this Agreement in less than twenty one calendar days, she acknowledges that she has thereby waived her right to the full twenty one day period.

22.           Ms. O’Loughlin will have a period of seven calendar days following her execution of this Agreement to revoke it, and this Agreement will not be effective or enforceable prior to the expiration of that seven-day revocation period.  If Ms. O’Loughlin does not advise Charlene Petrelli, Vice President and Chief Human Resources Officer, 225 North Shore Drive, Pittsburgh, PA 15212 in writing that she revokes this Agreement within seven calendar days of her execution of it, she understand that this Agreement will be effective and enforceable.

23.           The provisions of this Agreement are severable.  To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

24.           This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

25.           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

26.           This Agreement contains the entire agreement between the parties and it supersedes all prior agreements and understandings between Equitable and Ms. O’Loughlin with respect to the subject matters hereof (oral or written), including but not limited to the Change of Control Agreement dated September 1, 2002 and the Non Compete Agreement dated December 1, 1999, except that it is understood and agreed that the covenants as to non-competition and non-solicitation contained in Section 2 of the Non Compete Agreement remain in effect as modified herein, along with the “Certain Remedies” provisions in Section 5 of that Non Compete Agreement.  Accordingly, upon execution of this Agreement, Ms. O’Loughlin understands and agrees that she will have no continuing rights under the Change of Control Agreement or the Non Compete Agreement except as expressly stated herein, and that otherwise those agreements shall have no further force or effect.

27.           This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQUITABLE RESOURCES, INC.

By:	/s/ Charlene Petrelli	/s/	Johanna G. O’Loughlin
	Charlene Petrelli		Johanna G. O’Loughlin

Vice President & Chief Human Resources Officer		March 14, 2008
Title		Date

March 14, 2008
Date

EQUITABLE RESOURCES, INC.

UNANIMOUS WRITTEN CONSENT

OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

March 14, 2008

The undersigned, being all the members of the Compensation Committee of the Board of Directors of EQUITABLE RESOURCES, INC., a Pennsylvania corporation (the “Company”), do hereby consent in writing, pursuant to Section 1727(b) of the Pennsylvania Business Corporation Law, to the adoption of the following resolutions and direct that they shall, in all respects, be deemed valid corporate action as though such resolutions had been adopted at a formal meeting of the Compensation Committee held this day:

Re:          Employment Agreement.

RESOLVED, that the form, terms and provisions of the Employment Agreement between the Company and Johanna G. O’Loughlin, the forms of which have been presented to and reviewed by the Compensation Committee, be, and they hereby are, in all respects approved, and that the Chairman and Chief Executive Officer, the President and Chief Operating Officer or the Vice President and Chief Human Resources Officer of the Company be, and they each hereby are, authorized and directed to execute and deliver such agreements in the name and on behalf of the Company in the forms hereby approved, subject to any such changes therein or additions thereto as in such officer’s judgment shall be necessary, proper or desirable.

Re:          Approval of Compensation of Executive Officer.

RESOLVED, that the compensation of Lewis B. Gardner effective upon his appointment as Vice President and General Counsel, be and hereby is approved as presented to this Compensation Committee.

Re:          General.

RESOLVED, that in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, each of the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Vice President and Chief Human Resources Officer of the Company be, and hereby is, authorized and directed to take all such further action, to execute and deliver the agreements, instruments and documents authorized and directed in the foregoing resolutions and all such further agreements, instruments and documents relating thereto, in the name and on behalf of the Company and under its corporate seal or otherwise, and to pay all such fees and expenses, which in such officer’s judgment shall be necessary, proper or desirable.

EXHIBIT A

IN WITNESS WHEREOF, the undersigned have caused this Consent to be duly executed as of this 14th day of March 2008.

/s/ Phyllis A. Domm
PHYLLIS A. DOMM

/s/ James E. Rohr
JAMES E. ROHR

/s/ Lee T. Todd, Jr.
LEE T. TODD, JR

Members of the Compensation Committee

The foregoing Unanimous Consent of the members of the Compensation Committee of the Board of Directors was executed pursuant to Section 1727(b) of the Pennsylvania Business Corporation Law and filed with the minutes of this Company.

/s/ Jean F. Marks
Assistant Corporate Secretary

ORGANIZATIONAL ANNOUNCEMENT

The following communication is being sent on behalf of Murry Gerber – Chairman & Executive Officer:

Johanna G. O’Loughlin – Senior Vice President, General Counsel & Corporate Secretary – has announced her intention to retire from Equitable Resources, effective January 2, 2009.  On behalf of the Board of Directors and management team of the company, I want to express our gratitude for Johanna’s 12 years of service.

Lewis B. Gardner is promoted to the position of Vice President & General Counsel, effective March 17, 2008, reporting to me.  Lew joined Equitable in March 2003 as Director, Employee & Labor Relations.  He earned a Bachelor of Arts degree in history at Duke University and a Juris Doctor degree in law at Wake Forest University.

To effect a smooth transition in the Law Department, Johanna will assume the role of Special Counsel to Equitable for the remainder of 2008.  She will also become Of Counsel to the law firm of Reed Smith LLP, and will have her office and administrative support located in Reed Smith’s Pittsburgh Office.

Please join me in wishing Johanna well in her new role and congratulating Lew on his promotion.

EXHIBIT B

SUPPLEMENTAL RELEASE

I, Johanna G. O’Loughlin, on behalf of myself, my heirs, representatives, estates, successors and assigns, do hereby irrevocably and unconditionally release and forever discharge Equitable Resources, Inc., its predecessors, subsidiaries, affiliates, and benefits plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all claims, known and unknown, that I have or may have against any of the Releasees for any acts, practices or events occurring during the period from the date I signed the 2008 Employment Agreement (copy attached) up to and including the date I sign this Supplemental Release.  This Supplemental Release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, and other federal, state and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, and state, federal or local law claims of any other kind whatsoever, including claims for the fees, costs and expenses of any and all attorneys who have at any time or are now representing me in connection with this Supplemental Release or in connection with any matter released in this Supplemental Release.  It is understood, however, that this release does not include claims regarding performance of the aforementioned Employment Agreement.

/s/	Johanna G. O’Loughlin
Johanna G. O’Loughlin

March 14, 2008
Date

EXHIBIT C